Emerald Energy Fund I LP
Cycad Group, LLC	P.O. Box 255	EnerTech Capital Partners II
6187 Carpinteria Avenue	Trafalgar Court	L.P.
Suite 300	Les Banques	Building D, Suite 105
P.O. Box 5010	St. Peter Port GY1 3QL	625 West Ridge Pike
Carpinteria, CA 93014-5010	Guernsey	Conshohocken, PA 19428
August 31, 2010
Catalytic Solutions, Inc.
Catalytic Solutions Holdings, Inc.
ECS Holdings, Inc.
Engine Control Systems Ltd.
CSI Aliso, Inc.
Engine Control Systems Limited
c/o Catalytic Solutions, Inc.
4567 Telephone Road, Suite 206
Ventura, California 93003 USA
          Attention:     Mr. Charles F. Call
                               Chief Executive Officer

Re:	Forbearance Letter Agreement
Ladies and Gentlemen:
     Reference is hereby made to that certain Securities Purchase Agreement, dated as of May 28, 2010 (the “Purchase Agreement”), by and among Catalytic Solutions, Inc. (the “Company”), Aran Asset Management SA, Cycad Group, LLC (“Cycad”), Emerald Energy Fund I LP (“Emerald”), EnerTech Capital Partners II L.P. (“EnerTech”), ECP II Interfund L.P., Landolt & Cie., Sequoia Aggressive Growth Fund, RockPort Capital Partners, L.P. and RP Co-Investment Fund I, L.P. Capitalized terms used herein without definition have the meanings assigned thereto in the Purchase Agreement. Cycad, Emerald and EnerTech constitute the Majority Purchasers under and as defined in the Purchase Agreement. Catalytic Solutions, Inc., Catalytic Solutions Holdings, Inc., ECS Holdings, Inc., Engine Control Systems Ltd., CSI Aliso, Inc. and Engine Control Systems Limited are herein referred to collectively as the “Loan Parties”.
     An Event of Default exists under the Notes by reason of the failure of the Company to repay the Notes in accordance with their terms on the Maturity Date (the “Existing Default”).
     The Company has requested that the Purchasers forbear from exercising their rights and remedies under the Transaction Documents solely with respect to the Existing Default, and the Purchasers are willing to accede to such request, subject to and in accordance with the terms and conditions set forth in this letter agreement and solely for the duration of the Forbearance Period (as defined below).
     In order to induce the Purchasers to agree to the foregoing requests and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
     1. The Purchasers hereby agree that until the earlier of (i) the occurrence of any Event of

Default other than the Existing Default, (ii) the occurrence of a Forbearance Termination Event (as defined below) and (iii) October 15, 2010 (such period the “Forbearance Period”), the Purchasers will forbear from the exercise of any rights and remedies against the Company and the Grantors (as defined in the Security Agreements (collectively, the “Loan Parties”)), solely with respect to the Existing Default. The term “Forbearance Termination Event” means the failure by the Company to perform or comply with any term or provision contained in this letter agreement, including without limitation Sections 3 and 6 hereof, and such failure or non-performance shall not have been remedied within two Business Days after the earlier of (x) an officer of the Company or any other Loan Party becoming aware of such failure or non-performance or (y) receipt by the Company of notice from any Purchaser of such failure or nonperformance.
     2. The Purchasers hereby agree that during the Forbearance Period, provided no Forbearance Termination Event has occurred:
          (a) the interest payable by the Company pursuant to the Notes will continue to be calculated at 8% per annum, and the default interest rate specified in the proviso to the first sentence of Section 4(a) of the Notes will not apply; and
          (b) the Company shall not be obligated to make any payments in respect of the Notes, including any payment of the Principal Amount thereof, interest accrued thereon or the Payment Premium.
     3. The Company shall deliver to the Purchasers a statement setting forth the Company’s best estimate as to the Company Cash Position, and shall cause CDTI to deliver to the Purchasers a statement setting forth CDTI’s best estimate as to the Parent Cash Position, each as of: (i) August 15, 2010, which shall be delivered not later than August 20, 2010, (ii) August 31, 2010, which shall be delivered not later than September 3, 2010, (iii) September 15, 2010, which shall be delivered not later than September 20, 2010, and (iv) September 30, 2010, which shall be delivered not later than October 5, 2010.
     4. Notwithstanding anything in the Purchase Agreement to the contrary, it shall be a condition to the obligation of each Purchaser to acquire such Purchaser’s Final Notes at the Final Closing that:
          (a) the Company shall have timely delivered all of the statements required pursuant to Section 3 above;
          (b) the amount of the Company Cash Position (as defined in the Purchase Agreement, but excluding the proceeds of the Final Closing) and the Parent Cash Position (as defined in the Purchase Agreement, but excluding the proceeds of the Parent Financing) shown on the most recent statements delivered pursuant to Section 3 above shall be not less than the applicable amount set forth in the table below:

Required Company Cash Position	Required CDTI Cash Position
$200,000	$3,250,000
          (c) no writ of attachment or similar court or arbitral order shall have been issued in connection with the arbitration known as MN. Mansour and M.N. Mansour, Inc. v. Catalytic Solutions, Inc. and Applied Utility Systems, Inc., JAMS Reference 1220041091 (the “Arbitration”), that the Majority Purchasers, in their sole discretion, determine to be materially adverse to the Company; and

          (d) the shares of Parent Common Stock (as defined in the Merger Agreement) to be issued in the Merger shall have been approved for listing on the NASDAQ Capital Market System, subject to official notice of issuance.
     5. By executing this letter agreement, the Company and each of the other Loan Parties hereby acknowledges and agrees as follows:
          (a) this letter agreement does not prohibit the Purchasers from exercising any or all of their rights and remedies under the Transaction Documents at any time after the expiration of the Forbearance Period;
          (b) notwithstanding anything else to the contrary in any Transaction Document, the Purchasers shall be entitled to exercise any or all of their rights and remedies under the Transaction Documents upon expiration of the Forbearance Period;
          (c) the Existing Default (i) currently exists and is uncured pursuant to the Transaction Documents and (ii) has not been waived by the Purchasers;
          (d) the execution of this letter agreement by the undersigned Purchasers does not constitute a waiver of the Existing Default;
          (e) the Purchasers have not made and are not making any commitment for, and there is no understanding, explicit or implicit, relating to, or affecting, financing for any time beyond what is expressly provided for in this letter agreement or for any forbearance beyond that set forth in this letter agreement; and
          (f) the Purchasers have made no commitment with respect to, and there is no understanding, explicit or implicit, relating to or affecting, the terms of any further restructure or workout which may be entered into between the parties.
     6. The Company (a) shall pay the Noteholder Representative, for the ratable benefit of the Purchasers, a forbearance and amendment fee of $25,000 within three business days of the earlier of (i) the date upon which the SEC declares effective the Form S-4 Registration Statement or (ii) two Business Days prior to the date when the Company pays to its directors any of their accrued fees for their services as such (which fee shall not be subject to payment over to Fifth Third Bank), and (b) immediately upon acceptance of this letter agreement by the Loan Parties shall pay all outstanding fees and expenses of the Purchasers’ counsel at that time.
     7. Except as expressly stated in this letter agreement, the Purchase Agreement and the other Transaction Documents remain in full force and effect, unamended except as necessary to give effect to this letter agreement.
     8. The Company and each of the other Loan Parties, each on behalf of itself and, as applicable, on behalf of its respective officers, directors, members, managers, shareholders, administrators, heirs, beneficiaries, affiliates, subsidiaries, successors and assigns (collectively, “CSI Parties”), hereby represents and warrants that the CSI Parties have no claims, counterclaims, setoffs, actions or causes of action, damages or liabilities of any kind or nature whatsoever, whether in law or in equity, in contract or in tort, whether now accrued or hereafter maturing (collectively, “Claims”) against the Purchasers, or any direct or indirect affiliates thereof, or any of the foregoing’s respective directors, officers, employees, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them (collectively, “Purchaser Parties”) that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. The Company and each of the other Loan Parties, each on behalf of itself and, as applicable, on behalf of the other CSI Parties, voluntarily releases and forever discharges and indemnifies and holds harmless all Purchaser Parties from any and all Claims and other third-party claims that may be asserted against the Purchaser Parties, whether known or unknown, that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. “Prior Related Event” means any transaction, event, circumstance, action, failure to act, occurrence of any type or sort, whether known or unknown, which occurred, existed, was taken, was permitted or begun in accordance with, pursuant to or by virtue of (a) any of the terms of this letter agreement or any other Transaction Document, (b) any actions, transactions, matters or circumstances related hereto or thereto, (c) the conduct of the relationship between any Purchaser Party and any CSI Party, or (d) any other actions or inactions by any Purchaser Party, all on or prior to the date such party executes this letter agreement.
     9. The Company and each of the other Loan Parties, each on behalf of itself and, as applicable, on behalf of the other CSI Parties, hereby waives (a) any and all rights under any theory of marshaling or ordering of the disposition of collateral; (b) any claim that the Purchasers have impaired any subrogation rights of the CSI Parties against any other obligor or endorser of the Obligations (as defined in the Security Agreements); (c) any claim that the obligations of the CSI Parties under this letter agreement or any of the other Transaction Document are released, discharged, affected, modified or impaired by any event except payment in full of the Obligations; and (d) any claim against the Purchasers on any theory of liability for consequential, special, indirect or punitive damages. The Purchasers may apply any and all proceeds of the Collateral (as defined in the Security Agreements) to the Obligations in any order or method elected by the Purchasers in their discretion, and the Purchasers will not be obligated to sell or otherwise dispose of any of the Collateral in any particular order or by any particular method.
     10. To induce the Purchasers to enter into this letter agreement, each Loan Party hereby represents and warrants to the Purchasers as follows:
          (a) Each Loan Party has full power and authority to enter into, and to perform its obligations under, this Agreement and the other Transaction Documents being executed or amended in connection herewith, and the execution and delivery of, and the performance of its obligations under and arising out of, this Agreement and such other Transaction Documents have been duly authorized, as applicable, by all necessary action.
          (b) This Agreement and the other Transaction Documents being executed or amended in connection herewith constitute the legal, valid and binding obligations of the Loan Parties enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.
          (c) Each Loan Party is a duly organized corporation and is and shall remain validly existing and in good standing under the laws of the state, province or country of its organization. Each Loan Party is and shall remain qualified to do business as a foreign corporation under the laws of each jurisdiction in which the failure to be so qualified would have a material adverse affect on such Loan Party’s assets, operations or financial condition or on such Loan Party’s ability to collect its accounts.
     11. No waiver of any default with respect to any provision, condition or requirement of this letter agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

     12. Section 7.7 of the Purchase Agreement (Governing Law; Venue; Waiver of Jury Trial) is hereby incorporated herein by reference and made a part hereof as if fully set forth herein.
     Please acknowledge your understanding of and agreement to the foregoing by signing the attached copy of this letter agreement and returning it to the Noteholder Representative no later than September 3, 2010. This letter agreement may be signed in counterparts each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same document. This letter agreement may be delivered by facsimile or other electronic transmission capable of printing and such delivery shall have the same force and effect as the delivery of originally signed documents. This letter agreement shall be effective upon signing and acknowledgement of this letter agreement by the Loan Parties and the written consent of Fifth Third Bank as Senior Lender under the Subordination and Intercreditor Agreement dated as of May 28, 2010, which shall occur no later than September 3, 2010.

Sincerely yours,

CYCAD GROUP, LLC

By:

Name:	K. Leonard Judson
Title:	President & Managing Director

EMERALD ENERGY FUND I LP
By:	EEF I Management LP,
Its general partner
By:	Emerald Partners I Ltd.,
Its general partner
By:

Name:	Pascal Mahieux
Title:	Director

ENERTECH CAPITAL PARTNERS II L.P.
By:	ECP II Management L.P.,
Its general partner
By:	ECP H Management LLC,
Its general partner

By:

Name:	Scott Ungerer
Title:	President & Chief Executive Officer
[Signature page to Forbearance Letter Agreement]

Acknowledged and agreed as of the date first above written:
CATALYTIC SOLUTIONS, INC.
By: ___________________________
Name: Charles F. Call
Title: Chief Executive Officer
CATALYTIC SOLUTIONS HOLDINGS, INC.
By: ___________________________
Name: Charles F. Call
Title: Chief Executive Officer
ECS HOLDINGS, INC.
By: ___________________________
Name: David Shea
Title: Secretary
ENGINE CONTROL SYSTEMS LTD.
By: _____________________
Name: David Shea
Title: Secretary
CSI ALISO, INC.
By: _____________________
Name: Charles F. Call
Title: Chief Executive Officer
ENGINE CONTROL SYSTEMS LIMITED
By: _____________________
Name: David Shea
Title: Secretary
[Signature page to Forbearance Letter Agreement]

FIFTH THIRD BANK
September 1, 2010
EnerTech Capital Partners II L.P.
Building D, Suite 105
625 W. Ridge Pike
Conshohocken, PA 19428
Re: Catalytic Solutions, Inc.
Ladies and Gentlemen:
Reference is made to that certain Subordination and Intercreditor Agreement (the “Agreement”), dated as of May 28, 2010, between Fifth Third Bank, the Noteholders and the Noteholder Representative referred to therein, relating to Catalytic Solutions, Inc. (the “Company”).
Pursuant to Section 6.3 of the Agreement, Fifth Third Bank hereby consents as required by the Agreement to the matters set forth in the forbearance letter agreement dated as of August 31, 2010 among the Company, and Cycad Group, LLC, Emerald Energy Fund I LP and EnerTech Capital Partners II L.P.
Sincerely,
By: _______________________
Charles J. Miler
Fifth Third Bank